Exhibit 10.2

RELEASE AND SEVERANCE AGREEMENT BETWEEN
ANGELA SHINABARGAR
AND
 BUTLER NATIONAL CORPORATION

Angela Shinabargar (hereinafter referred to as "Shinabargar") and Butler National Corporation (hereinafter referred to as "Butler") are entering into this Agreement freely and voluntarily in exchange for their respective promises and agreements in this document.  Shinabargar and Butler agree that:

1.	Shinabargar is entering into this Agreement in exchange for severance pay and benefits that Shinabargar would not otherwise be entitled to receive, as described in paragraph no. 5 below.

2.
THIS AGREEMENT EXTINGUISHES ANY CLAIM THAT SHINABARGAR MAY HAVE UNDER THE FEDERAL AGE DISCRIMINATION IN EMPLOYMENT ACT WHICH PROTECTS PERSONS WHO ARE FORTY (40) YEARS OF AGE AND OLDER.  Shinabargar may consider this Agreement for 21 days from the date that Shinabargar received this Agreement.  Shinabargar received this Agreement on November 19, 2013, and may have up to the close of business on December 10, 2013 to execute and return this Agreement "as is" without modifications to Clark Stewart at Butler at the following address:  Butler National Corporation, 19920 West 161st, Olathe, KS  66062.  If Shinabargar fails to execute and return this Agreement "as is" without modifications within that 21-day deadline, Shinabargar will not receive the compensation and benefits recited in paragraph no. 5 of this Agreement.  Any material or immaterial changes to this Agreement after the start of the 21-day period do not restart the 21-day period.

3.
After Shinabargar executes this Agreement, she may revoke this Agreement by delivering to Butler a written statement that clearly revokes the Agreement.  In order for the written revocation to be effective, the revocation must be received by Clark Stewart at Butler within seven (7) days after Shinabargar signs this Agreement at the following address Butler National Corporation, 19920 West 161st, Olathe, KS  66062.  This Agreement will not be effective until after that seven day period has expired.

4.
In exchange for the payments that are referenced in paragraph no. 5 below, Shinabargar releases Butler and all of its subsidiaries, affiliates, agents, officers, directors and employees from any and all known and unknown claims, damages and liabilities including but not limited to claims of: (a) wrongful discharge, (b) disability discrimination, (c) sexual harassment, (d) race discrimination, (e) sex discrimination, (f) religion discrimination, (g) national origin discrimination, (h) breach of an employment contract, or any other contract (i) age discrimination, (j) retaliatory discharge, (k) wage/hour or overtime violations, (l) defamation, (m) any claim for reimbursement of legal fees, (n) any statutory, tort or equitable claim, (o) any other claim arising from or in any way connected with Shinabargar's employment by Butler, (p) any claim of wrongful dismissal under the Employee Retirement Income Security Act, (q) any claim of fraud, (r) any claim under the Worker Adjustment and Retraining Notification Act, (s) any claim under the federal Fair Credit Reporting Act and any state statute regarding credit reporting, (t) any claim under the Kansas Wage Payment Act, (u) any claim under the Family and Medical Leave Act, (v) negligent or intentional infliction of emotional distress, and (w) any claims under the Kansas Acts Against Discrimination, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, and the Age Discrimination in Employment Act.  This release does not waive claims for unemployment benefits or accrued benefits under ERISA, and does not waive claims for events occurring after the execution of this Agreement. If any release language in this paragraph is unenforceable, the remaining terms of this agreement shall be enforceable.  If Shinabargar is legally entitled to file a charge with the U.S. Equal Employment Opportunity Commission that would otherwise have been released by this paragraph, Shinabargar agrees to waive her claim for monetary damages as a result of such charge, and to the extent permissible assigns to Butler any damages that may be awarded as a result of the Equal Employment Opportunity Commission or others pursuing the claim.  In addition, this agreement does not limit Shinabargar's right to testify, assist or participate in an investigation, hearing or proceeding conducted by the EEOC.

5.
Butler will pay Shinabargar through Butler's payments on Fridays the gross pre-tax aggregate amount of $41,345.20 [Forty-One Thousand Three Hundred Forty-Five Dollars and Twenty Cents] (which is equal to 13 weeks of pay) as full and complete compensation for the releases recited in this document and for all claims recited by Shinabargar, and for all compensation owed to Shinabargar and as full and complete satisfaction for all known and unknown claims. Shinabargar will receive 1099's for tax years 2013 and 2014 for the payments recited in paragraph no. 9 of this Agreement.  The payments will be made to Shinabargar as provided in paragraph no. 9 of this Agreement.

6.
Shinabargar has also received Shinabargar's pay for time worked through November 23, 2013.  Shinabargar understands that Shinabargar has receivde her full pay for time worked even if Shinabargar does not sign this Agreement.

7.
Shinabargar assumes responsibility for all taxes that may be owed by Shinabargar as a result of the payments recited in paragraphs no. 5 and no. 6.  Shinabargar acknowledges that this Agreement is not intended to advise Shinabargar regarding her tax obligations, and this Agreement does not advise Shinabargar regarding her tax obligations.  NOTICE PURSUANT TO INTERNAL REVENUE CIRCULAR 230: This Agreement and any payment allocation recited in this Agreement cannot be used by any taxpayer for the purpose of avoiding penalties with respect to taxes that may be imposed upon the taxpayer.

8.
Shinabargar understands that the termination of Shinabargar's employment on November 19, 2013, and the corresponding reduction in her hours worked, shall constitute the "qualifying event" for Shinabargar's eligibility to continue group health insurance coverage under 29 U.S.C. § 1161.

9.
Butler will mail the first payment (in the amount of Three Thousand One Hundred and Eighty Dollars and Forty Cents ($3,180.40)) pursuant to Paragraph no. 5 by certified or registered mail to Shinabargar on or before the first Friday following the 10th day after Butler receives a copy of this Agreement with Shinabargar's original and notarized signature.  Shinabargar will receive twelve (12) additional payments of Three Thousand One Hundred and Eighty Dollars and Forty Cents ($3,180.40) on each of the twelve (12) Fridays after the first payment, for a total of thirteen (13) payments.  Butler's obligations to deliver the first payment and all subsequent payments will be complete when the checks are placed in the U.S. mail, by certified or registered mail.  If Shinabargar possesses property owned by Butler, the obligation of Butler to deliver the severance payment will be suspended and delayed until after Butler receives the property from Shinabargar.

10.
Shinabargar understands that she may discuss this Agreement with an attorney and with the Equal Employment Opportunity Commission, the Kansas Human Rights Commission, the Kansas City Human Relations Department, and the U.S. Department of Labor.  If Shinabargar does not review this agreement with an attorney or with any of the foregoing agencies, she does so voluntarily and knowingly.

11.
Shinabargar contracts and agrees that she will not directly or indirectly file or initiate any suit, claim or grievance against Butler or its wholly-owned subsidiaries, affiliates, agents, officers, directors or employees.  If any individual or entity files or initiates any suit, claim or grievance against Butler, or any of its wholly-owned subsidiaries, affiliates, agents, officers, directors or employees on behalf of Shinabargar, she will arrange for that individual or entity to immediately dismiss and withdraw that claim, suit or grievance.  Shinabargar waives any right to damages resulting from a claim initiated by a third party.

12.
Shinabargar has attached to this Agreement a document that lists any and all job-related injuries (if any) that Shinabargar believes she has suffered as the result of Shinabargar's employment with Butler.  If Shinabargar has not attached a document identifying job-related injuries, it is because Shinabargar is not currently aware of any job-related injury.  This Agreement does not extinguish claims for job-related injuries.

13.	Shinabargar will not seek re-employment at Butler, and waives any right or claim to re-employment.

14.
Shinabargar will not disclose the terms or existence of this Agreement except to her spouse, or as legally required, or as necessary to complete Shinabargar's tax returns.  If Shinabargar violates this obligation she will return to Butler all funds paid under this Agreement.  This obligation is a material element of this Agreement.

15.
Shinabargar will not make any disparaging verbal comment or written statement regarding Butler (including without limitation in or on any social media, blog, or other electronic/internet source).  This obligation is a material element of this Agreement.  No disparaging written statements regarding Shinabargar (including without limitation in or on any social media, blog, or other electronic/internet source) will be made by any officers or directors of Butler.

16.	Butler further agrees to provide neutral references to any person or entity inquiring about Shinabargar's employment.

17.	Shinabargar and Butler enter into this Agreement freely and voluntarily after receiving sufficient opportunity to review this Agreement.

18.
Shinabargar understands and agrees that this Agreement is an effort by Butler to ease her financial difficulties while she obtains replacement employment.  Shinabargar accordingly acknowledges that this Agreement is not an implication or indication of any wrongdoing or liability on the part of Butler or its wholly-owned subsidiaries, affiliates, agents, officers or employees.

19.
Shinabargar authorizes and permits the agents, officers and employees of Butler to open any and all mail addressed to Shinabargar that is received at the offices of Butler.  Shinabargar also authorizes and permits the agents, officers and employees of Butler to access Shinabargar's voicemail and email that is received at the offices of Butler.

20.
Shinabargar agrees that she will cooperate fully with Butler, or any of its wholly-owned subsidiaries, affiliates, agents, officers and employees if her services are needed after the date of this Agreement for purposes of any audits of any activities during Shinabargar's employment with Butler and for information for access to any Butler accounts, systems or computers, including, but not limited to passwords, access codes and account names and numbers.

21.	Butler has not made any additional promises to Shinabargar, and Shinabargar does not expect to receive anything more than the severance pay that is recited in this Agreement.

22.
This Agreement does not cancel or void any confidentiality and non-compete obligations of Shinabargar that are recited in Butler's employee manual and in any prior agreement between the parties.  Nothing in this Agreement is intended to, or shall limit, supersede, nullify, or affect any other duty or responsibility Shinabargar may have or owe to Butler by virtue of any separate or pre-existing obligation or agreement regarding non-compete, non-solicitation and non-disparagement obligations.  This Agreement supersedes and nullifies any compensation obligations of Butler contained in any prior agreement between the parties.

23.
Shinabargar has no unresolved disagreements with Butler on any matter of accounting principles or practices or financial statement disclosure which materially impacts the fairness or reliability of either Butler's filings with the Securities Exchange Commission or the financial statements of Butler or any of its subsidiaries or affiliates.

24.
Shinabargar acknowledges and agrees that (a) she may not buy or sell securities of Butler on the basis of material non-public information obtained from Butler or any person associated with Butler; (b) she may not furnish ("tip") material non-public information about Butler to any person and (c) Section 16(b) of the Securities Exchange Act of 1934 (as amended) which subjects insiders such as Shinabargar to the loss of profits on any sale and purchase of Butler equity securities within a six-month period, continues to apply to non-exempt transactions that occur within six months of an opposite-way, non-exempt transaction that took place while she was an employee of Butler

/s/ Angela Shinabargar
Angela Shinabargar

STATE OF KANSAS                                                                      )
) ss.
COUNTY OF ________                                                      )

I hereby certify that on this _____ day of _______________, 2013, __________, to me personally known, came before me, a Notary Public, and executed the foregoing as her free act and deed.

________________________________
NOTARY PUBLIC

My commission expires: ____________________________

BUTLER NATIONAL CORPORATION

By: /s/ Clark D. Stewart

Title: President and CEO

Date: December 13, 2013